UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2023

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda				001-13908	98-0557567
(State or Other Jurisdiction of Incorporation or Organization)				(Commission File No.)	(I.R.S. Employer Identification No.)

1555 Peachtree Street, N.E.,	Suite 1800,	Atlanta,	GA		30309
(Address of Principal Executive Offices)					(Zip Code)
(404) 892-0896
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.20 par value	IVZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2023, Invesco Ltd. (the “Company”) announced that Martin L. Flanagan has decided to retire as President and CEO of the Company effective June 30, 2023. Mr. Flanagan will continue to have a role with the Company, serving as Chairman Emeritus for the Company commencing June 30, 2023. In this new role, Mr. Flanagan will provide advice, guidance and support to the Company. Mr. Flanagan will remain a member of the Company’s Board of Directors until June 30, 2023.

The Company also announced on February 8 that Andrew R. Schlossberg will succeed Mr. Flanagan as President and CEO of the Company and a member of the Board of Directors effective June 30, 2023. Mr. Schlossberg, 49, has been the Senior Managing Director and Head of Americas since 2019. Mr. Schlossberg joined the Company in 2001 and has served in multiple leadership roles across the Company’s businesses and locations, including as Senior Managing Director and Head of EMEA from 2016 to 2019, and in earlier roles as Head of US Retail Distribution and global exchange-traded funds, as US Chief Marketing Officer, as Head of Global Corporate Development, and leadership roles in strategy and product development in the Company’s North American institutional and retirement divisions.

In connection with his promotion to President and CEO, Mr. Schlossberg will receive a salary of $750,000 per year and will be eligible to receive annual incentive compensation (comprised of a cash bonus, time-based equity and performance-based equity) ranging from 0% to 130% of his annual incentive target set by the Compensation Committee of the Company. He will also continue to receive the same employee benefits he received prior to his promotion.

In connection with Mr. Flanagan’s future retirement, Mr. Flanagan and the Company will enter into a Retirement Agreement, pursuant to which Mr. Flanagan will (a) remain an employee of the Company until December 31, 2023 for which he will receive his current base salary through that date, (b) be eligible for pro-rated incentive compensation for the period of January 1, 2023 through June 30, 2023 (which will be paid in February 2024 in accordance with the Company’s annual incentive compensation payment cycle), and (c) receive vesting of all of his equity awards that are unvested on July 15, 2024. While employed by the Company, Mr. Flanagan will continue to receive his same level of employee benefits. Upon his retirement, the Company and Mr. Flanagan will enter into a consulting agreement for calendar year 2024 under which he will be paid a monthly fee of $32,917 to provide advice and guidance to the CEO of the company.

Mr. Flanagan’s current Second Amended and Restated Master Employment Agreement, dated April 1, 2011, will be terminated upon entering into his Retirement Agreement. A copy of Mr. Flanagan’s Retirement Agreement, which also provides for the consulting agreement described above, will be filed in accordance with Item 6.01 of Regulation S-K once executed, and the above description is qualified by the terms to be included therein.

Additionally, on February 8 the Company announced that Gregory McGreevey has decided to retire from the Company effective October 1, 2023 and will step down as Senior Managing Director, Investments effective immediately. In connection with his retirement, Mr. McGreevey will receive his current base salary until retirement, a cash bonus of $1,575,000 as incentive compensation in respect of the portion of 2023 he is actively employed (to be paid upon retirement) and receive vesting of all of his equity awards that are unvested on April 15, 2024. He will also continue to receive his same level of employee benefits until his retirement. The Company and Mr. McGreevey will enter into a Retirement Agreement on terms consistent with the foregoing, a copy of which will be filed in accordance with Item 6.01 of Regulation S-K once executed.

Item 7.01. Regulation FD Disclosure.

On February 8, 2023, the Company issued a press release announcing the management changes described in Item 5.02 hereof. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 8, 2023, issued by Invesco Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Robert H. Rigsby
Name: Robert H. Rigsby
Title: Company Secretary
Date: February 8, 2023